EXHIBIT 99.1

                                  Media Contact:    David Gilman
                                                    Gilman & Partners, Inc.
                                                    135 5th Avenue, 9th floor
                                                    New York, NY 10010
                                                    Tel:  (212) 254-8448 x201
                                                    Fax  (212) 254-8628
                                                    dgilman@gilman-partners.com

               ANC RENTAL CORPORATION AGREES TO TERMS OF SALE

JUNE 17, 2003; FT. LAUDERDALE, FL. --   ANC Rental Corporation (ANC), parent
company of Alamo Rent A Car and National Car Rental, has signed an agreement to sell substantially all of its assets to a private investment group who will also assume certain liabilities. The sale, valued at $290 million, culminates ANC's efforts to restructure itself after filing for chapter 11 bankruptcy protection in November, 2001.

Under terms of the deal -- which allows Alamo and National to continue to build on their leadership positions in leisure and business travel, respectively -- the investor group will pay $230 million in cash, assume $60 million in non-vehicle debt, and provide a $150 million committed working capital line. Additionally, the buyer will assume over $2 billion in vehicle debt plus other current liabilities. ANC has in excess of $290 million in secured non-vehicle debt and super priority administrative claims.

The sale requires the approval of the United States Bankruptcy Court for the District of Delaware. Currently a hearing to approve formal bidding procedures is scheduled for June 18 before U.S. Bankruptcy Judge Mary Walrath. ANC is requesting that the Bankruptcy Court set a hearing to approve the sale on August 6, 2003.Approval of the June 18 bidding procedures motion will create the opportunity for other qualified buyers to submit competing bids resulting in an auction sale of the Company.

"We have two great brands in Alamo and National, and this sale will only make them stronger," said Bill Plamondon, President and Chief Executive Office, ANC Rental Corp.

ANC Rental Corporation, headquartered in Fort Lauderdale, is one of the world's largest car rental companies with annual revenue of approximately $2.4 billion in 2002. ANC Rental Corporation, the parent company of Alamo and National, has more than 3,200 locations in 83 countries. Its more than 14,000 global associates serve customers worldwide with an average daily fleet of more than 375,000 automobiles.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause the actual results to differ materially from management's projection, forecasts, estimates and expectations is contained in the Company's Form 10-K and other SEC filings.